Exhibit 99.1

Public Relations Contact:
Julie Akstin Dearing	Kyle Flaherty
BMC Software, Inc.	Porter Novelli
(713) 918-1434	(617) 897-8293
julie_dearing@bmc.com	kyle.flaherty@porternovelli.com
BMC Software Appoints Stephen B. Solcher Senior Vice President and CFO
     Houston — (Dec. 21, 2005) — BMC Software, Inc. [NYSE: BMC], a leading provider of enterprise management solutions, today announced the appointment of Stephen (Steve) B. Solcher to the position of senior vice president and chief financial officer, effective immediately. In this role, Mr. Solcher will be responsible for Finance and Accounting, Treasury, Investor Relations, Information Technology, Procurement, Internal Audit and other related functions.
     Mr. Solcher has been serving as BMC’s interim chief financial officer since August 29, 2005, while continuing in his role as vice president of finance and treasurer. He will continue to report directly to Bob Beauchamp, president and CEO of BMC Software.
     “Steve’s track record of accomplishments clearly made him the best choice for this position. His significant financial and operations experience have helped contribute to our success,” said Bob Beauchamp. “Steve’s experience and deep knowledge of our company will be invaluable as we further advance our Business Service Management (BSM) strategy and deliver on our key corporate goals.”
     “This is an exciting time for BMC as we see our customers and investors realizing the benefits of our BSM strategy,” said Stephen Solcher. “I am pleased to have the opportunity to help further our leadership in the BSM marketplace and deliver on our financial objectives.”
     Mr. Solcher had served as BMC Software’s vice president of finance and treasurer since 2000, and as the company’s treasurer from 1992 to 2000. In addition to his duties as treasurer, he has been responsible for accounting, tax, investor relations, mergers and acquisitions, and other key corporate initiatives for BMC Software. Mr. Solcher has a public accounting background and is a Certified Public Accountant. He received a Bachelor of Administration degree from Texas A&M University.
     About BMC Software
     BMC Software, Inc. [NYSE:BMC], is a leading provider of enterprise management solutions that empower companies to manage their IT infrastructure from a business perspective. Delivering Business Service Management, BMC Software solutions span enterprise systems, applications, databases and service management. Founded in 1980, BMC Software has offices worldwide and fiscal 2005 revenues of more than $1.46 billion. For more information about BMC Software, visit www.bmc.com.
BMC Software, the BMC Software logos, and all other BMC Software product or service names are registered trademarks or trademarks of BMC Software, Inc. All other trademarks or registered trademarks belong to their respective companies. © 2005, BMC Software, Inc. All rights reserved.
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